Exhibit 99.1



                         Contact:     Media Relations      Investor Relations
                                      Ray O'Rourke         William Pike
                                      212-761-4262         212-761-0008

[LOGO OMITTED]
Morgan Stanley                                           For Immediate Release











John Mack Elected Chairman and CEO of Morgan Stanley

NEW YORK, June 30, 2005 - The Board of Directors of Morgan Stanley (NYSE: MWD) today announced the election of John Mack as Chairman of the Board and Chief Executive Officer of the company, effective immediately.

Miles Marsh, the lead director of the Board, said, "The Board has agreed unanimously that John Mack is uniquely qualified to become Morgan Stanley's new Chairman and Chief Executive Officer. He has the singular combination of experience, strategic insight and leadership ability needed to bring together the people of Morgan Stanley and improve profitability across the Firm. Throughout his career, John Mack has forged cohesive teams that deliver substantial results for shareholders."

Mr. Marsh added, "John has nearly thirty years at Morgan Stanley working with its people and culture. He knows the business. He knows what we must do to meet the challenges transforming the global financial services industry. He also brings to Morgan Stanley close relationships with clients worldwide as well as the trust and respect of employees, investors, and industry leaders."

Charles Knight, the Chairman of the Board's Compensation, Management Development and Succession Committee, said, "The Board conducted an intense and thorough search process and evaluated a number of outstanding candidates. Ultimately, we determined that John's substantial record of achievement in the financial services industry, his ability to attract and retain world-class people, and his strong ties to Morgan Stanley made him the very best candidate to lead the Firm forward."

John Mack said, "I am proud to return home to the world's premier financial services company and to the most talented team on Wall Street. Morgan Stanley remains the gold

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standard for client service, product excellence, teamwork and integrity in our industry. I look forward to working shoulder-to-shoulder with my colleagues old and new, across all of the Firm's businesses. I am eager to hear and execute their ideas on how we can bring out the best in Morgan Stanley and continue delivering innovation for our clients, growth for our shareholders, and opportunity for our employees."

Mr. Mack added, "I see four key priorities for our Firm. First, we need to ensure that we have the right people in place and that everyone is working together as a united team toward common goals. Second, we must ensure that we have the right strategy to enhance profitability in the face of intense global competition. Third, we need to focus relentlessly on our clients, delivering them the outstanding service and innovative solutions they expect from Morgan Stanley. And finally, we must assure productive working relationships with regulatory and public officials and other key constituencies of the Firm."

As previously announced, Phil Purcell is leaving the position of Chairman and Chief Executive Officer with John Mack's election. Mr. Purcell has served as Chairman and Chief Executive Officer of Morgan Stanley since 1997. Miles Marsh said, "Under Phil Purcell's leadership, Morgan Stanley has gained share in almost every market category, and he leaves the Firm extraordinarily well positioned for future success. On behalf of the entire Board of Directors, I want to express our deep appreciation to him for his leadership of, and many contributions to, the Firm."

Mr. Mack is returning to a firm at which he spent nearly 30 years, most recently as President, Chief Operating Officer and a Director. He had joined Pequot Capital Management as Chairman earlier this year and served before that as Co-Chief Executive Officer of Credit Suisse Group and Chief Executive Officer of Credit Suisse First Boston. Mr. Mack is a graduate of Duke University, where he is a member of the Board of Trustees. He also serves as Chairman of the Board of Trustees of New York-Presbyterian Hospital, the University Hospital of both Columbia and Cornell, as a Trustee



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of the Doris Duke Charitable Foundation, and as a Director of Cousins
Properties Incorporated.

The company will hold an analyst conference call today at 5:00 pm (ET). Live audio of the conference call will be available on the Morgan Stanley website at www.morganstanley.com or by dialing 1-877-810-2624 (pass code 69840908) in the United States. International callers dial 617-786-1340 (pass code 69840908). A playback of the call will be available today at the same web site address. To listen to the playback dial 1-888-286-8010 (pass code 89467548) within the United States or 617-801-6888 (pass code 89467548) internationally.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.



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